EXHIBIT 10.3
ITT Senior Executive Severance Pay Plan
(amended and restated effective March 31, 2018)
1. Purpose
The purpose of this ITT Senior Executive Severance Pay Plan (“Plan”) is to assist in occupational transition by providing severance pay for employees covered by this Plan whose employment is terminated under conditions set forth in this Plan. This Plan is being amended and restated as of March 31, 2018 (the “Restatement Date”). The Plan is intended to be an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), 29 U.S.C. §1002(1), and 29 C.F.R. §2510.3-2(b). This Plan is sponsored by ITT Inc. (“ITT”) and maintained as an unfunded plan for the purpose of providing benefits to a select group of management or highly compensated employees within the meaning of 29 C.F.R. § 2520.104-24.
2. Covered Employees
         Covered employees under this Plan (“Executives”) are each individual who:

•	is a full-time salaried U.S. employee of ITT or of any subsidiary company that is wholly owned, directly or indirectly, by ITT (collectively or individually as the context requires, the “Company”),

•	is paid under a United States payroll of the Company, and

•
is an executive who, at any time within the two year period immediately preceding the date the Company selects as the Executive’s last day of active employment (“Scheduled Termination Date”), meets both of the following criteria: (i) is at the level of Senior Vice President or above and (ii) has been designated by the Board of Directors as an “officer” of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended; provided however that the individual who is the Chief Executive Officer on the Restatement Date shall not be an Executive covered under this Plan.

3. Severance Pay Upon Termination of Employment
If the Company terminates an Executive’s employment, the Executive shall be provided severance pay in accordance with the terms of this Plan, except where the Executive:

•	is terminated for cause,

•	accepts employment or refuses comparable employment with a purchaser as provided in Section 8, “Divestiture”, or

•	voluntarily terminates employment with the Company prior to the Scheduled Termination Date.
No severance pay will be provided under this Plan where the Executive terminates employment by:

•	voluntarily resigning,

•	voluntarily retiring, or

•	failing to return from an approved leave of absence (including a medical leave of absence).
No severance pay will be provided under this Plan upon any termination of employment as a result of the Executive’s death or disability.
4. Severance Pay
A. Amount
Severance pay (“Severance Pay”) will equal the number of weeks of Base Pay (as defined in Section 4(C)) equal to the sum of: (i) two (2) weeks for each Year of Service (as defined in Section 4(C)), plus (ii) one (1) week for each $10,000 of annual Base Pay. However, the number of weeks shall not be less than twelve (12) nor more than fifty-two (52).

B. Limitation on Severance Pay
In no event shall severance benefits exceed the equivalent of twice the Executive’s total annual compensation during the year immediately preceding the Scheduled Termination Date (as determined under 29 C.F.R. § 2510.3-2(b)).
C. Definitions
“Base Pay” shall mean the annual base salary rate payable to the Executive at the Scheduled Termination Date divided by fifty-two (52) weeks (in the case of severance expressed in weeks) or twelve (12) months (in the case of severance expressed in months). Such annual base salary rate shall in no event be less than the highest annual base salary rate paid to the Executive at any time during the twenty-four (24) month period immediately preceding the Scheduled Termination Date.
“Years of Service” shall mean the total number of completed years of employment as a regular employee of the Company. Adjusted service dates will be used for employees who have bridged prior breaks in service, as determined by the Company. The ITT system service date is the date from which employment in the ITT system is recognized for purposes of determining eligibility for vesting under the applicable Company retirement plan covering the Executive on the Scheduled Termination Date.
5. Form of Payment of Severance Pay
Severance Pay shall be paid in the form of periodic payments according to the regular payroll schedule.
Severance Pay will commence within 60 days following the Scheduled Termination Date.
In the event of an Executive’s death during the period the Executive is receiving Severance Pay, the amount of Severance Pay remaining shall be paid in a discounted lump sum to the Executive’s spouse or to such other beneficiary or beneficiaries designated by the Executive in writing, or, if the Executive is not married and failings such designation, to the estate of the Executive. Any discounted lump sum paid under this Plan shall be equal to the present value of the remaining periodic payments of Severance Pay as determined by ITT using an interest rate equal to the prime rate at Citibank in effect on the date of the Executive’s death. Payment shall be made within thirty (30) days of the Executive’s death.
If an Executive is receiving Severance Pay, the Executive must continue to be available to render to the Company reasonable assistance, consistent with the level of the Executive’s prior position with the Company, at times and locations that are mutually acceptable. In requesting such services, the Company will take into account any other commitments which the Executive may have. After the Scheduled Termination Date and normal wind up of the Executive’s former duties, the Executive will not be required to perform any regular services for the Company. In the event the Executive secures other employment during the period the Executive is receiving Severance Pay, the Executive must promptly notify the Company.
Severance Pay will cease if an Executive is rehired by the Company.
6. Benefits During Severance Pay
An Executive who receives Severance Pay shall be eligible for the following benefits: (a) during the 12-month period beginning on the business day after the Scheduled Termination Date, the Company will provide reasonable outplacement assistance and (b) during the six months immediately following the month of the Scheduled Termination Date, the Company will pay the portion of the Executive’s premium for medical, dental and vision coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA), if any, that exceeds the premium the Executive would have paid for such coverage if the Executive’s employment had not been terminated.
7. Excluded Executive Compensation Plans, Programs, Arrangements, and Perquisites
After the Scheduled Termination Date, an Executive will not be eligible to participate in any Company tax qualified retirement plans, non-qualified excess or supplemental benefit plans, short-term or long-term disability plans, the Company business travel accident plan or any new employee benefit plan or any improvement to any existing employee benefit plan adopted by the Company after the Scheduled Termination Date. During the period an Executive is receiving Severance Pay, the Executive will not be eligible to accrue any vacation or participate in any (i) bonus program, (ii) special termination programs, (iii) tax or financial advisory services, (iv) new awards under any stock option or stock related plans for executives (provided that the Executive will be eligible to exercise any outstanding stock options in accordance with the terms of any applicable stock option plan), (v) new or revised executive compensation programs that may be introduced after the Scheduled Termination Date and (vi) any other executive compensation program, plan, arrangement, practice, policy or perquisites unless specifically authorized by ITT in writing. The period during which an Executive is receiving Severance Pay does not count as service for the purpose of any ITT long term incentive award program unless otherwise provided in plan documents previously approved by the Board of Directors of ITT (the “Board”) or the Compensation and Personnel Committee of the Board (the “Compensation Committee”), or a board of directors or committee of a board of directors of a predecessor to ITT.
8. Divestiture
If an ITT subsidiary or division of ITT or a portion thereof at which an Executive is employed is sold or divested and if (i) the Executive accepts employment or continued employment with the purchaser or (ii) refuses employment or continued employment with the purchaser on terms and conditions substantially comparable to those in effect immediately preceding the sale or divestiture, the Executive shall not be provided Severance Pay under this Plan. The provisions of this Section 8 apply to divestitures accomplished through sales of assets or through sales of corporate entities.
9. Disqualifying Conduct
If during the period an Executive is receiving Severance Pay, the Executive (i) engages in any activity which is inimical to the best interests of the Company; (ii) disparages the Company; (iii) fails to comply with any agreement with the Company (including the Company Confidentiality, Non-Compete, and Intellectual Property Assignment Agreement); (iv) without the Company’s prior consent, induces any employees of the Company to leave their Company employment; (v) without the Company’s prior consent, engages in, becomes affiliated with, or becomes employed by any business competitive with the Company; or (vi) fails to comply with applicable provisions of the ITT Code of Conduct or applicable ITT Corporate Policies or any applicable ITT subsidiary code or policies, then the Company will have no further obligation to provide Severance Pay to the Executive.
10. Release
The Company shall not be required to make or continue any payments of Severance Pay under this Plan unless the Executive executes and delivers to ITT within 45 days following the Scheduled Termination Date a release, satisfactory to ITT (which includes the Company Confidentiality, Non-Compete, and Intellectual Property Assignment Agreement), in which the Executive discharges and releases the Company and the Company’s directors, officers, employees and employee benefit plans from all claims (other than for benefits to which Executive is entitled under any Company employee benefit plan) arising out of Executive’s employment or termination of employment.
11. Administration of Plan
This Plan shall be administered by ITT, who shall have the exclusive right to interpret this Plan, adopt any rules and regulations for carrying out this Plan as may be appropriate and decide any and all matters arising under this Plan. Subject to applicable Federal and state law, all interpretations and decisions by ITT shall be final, conclusive and binding on all parties affected thereby.
12. Termination or Amendment
ITT may terminate or amend this Plan (“Plan Change”) at any time except that no such Plan Change may reduce or adversely affect Severance Pay for any Executive whose employment terminates within two years after the effective date of such Plan Change provided that the Executive was a covered employee under this Plan on the date of such Plan Change. Such action shall be taken by the Board or the Compensation Committee, or a person or committee delegated by the Board or Compensation Committee.
13. Offset
Any Severance Pay provided to an Executive under this Plan shall be offset in a manner consistent with Section 15 by reducing such Severance Pay by any severance pay, salary continuation, termination pay or similar pay or allowance which Executive receives or is entitled to receive (i) under any other Company plan, policy practice, program, arrangement; (ii) pursuant to any employment agreement or other agreement with the Company; (iii) by virtue of any law, custom or practice. Any Severance Pay provided to an Executive under this Plan shall also be offset by reducing such Severance Pay by any severance pay, salary continuation pay, termination pay or similar pay or allowance received by the Executive as a result of any prior termination of employment with the Company.
Any amounts due under this Plan may be reduced by the Company, in a manner consistent with Section 15, by any amount that the Executive owes to the Company, including under the Company’s clawback or recoupment policy, as such policy may be amended from time to time.
Coordination of Severance Pay with any pay or benefits provided by any applicable ITT short-term or long-term disability plan shall be in accordance with the provisions of those plans.
14. Miscellaneous
Except as provided in this Plan, the Executive shall not be entitled to any notice of termination or pay in lieu thereof.
In cases where Severance Pay is provided under this Plan, pay in lieu of any unused current year vacation entitlement will be paid to the Executive in a lump sum.
Benefits under this Plan are paid for entirely by the Company from its general assets.
This Plan is not a contract of employment, does not guarantee the Executive employment for any specified period and does not limit the right of the Company to terminate the employment of the Executive at any time.
The section headings contained in this Plan are included solely for convenience of reference and shall not in any way affect the meaning of any provision of this Plan
15. Section 409A
This Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of the Executive’s termination of employment with the Company the Executive is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until a date that is six months following the Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Section 15 shall be paid to the Executive in a lump sum and (ii) if any other payments of money or other benefits due hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due under this Plan constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Plan shall be designated as a “separate payment” within the meaning of Section 409A of the Code. All payments to be made upon a termination of employment that constitute deferred compensation under this Plan may only be made upon a “separation from service” as defined under Section 409A of the Code. The Company shall consult with Executives in good faith regarding the implementation of the provisions of this section; provided that neither the Company nor any of its employees or representatives shall have any liability to Executives with respect thereto. Any separation payment that constitutes deferred compensation under Section 409A of the Code, that is conditioned upon a release, and that is due during a sixty-day period immediately following separation from service that spans two calendar years shall be paid in the second of such calendar years.
16. Adoption Date and Amendments
This Plan was initially adopted by a predecessor of ITT Corporation on December 12, 1989 and assumed by ITT Indiana, Inc. (renamed ITT Industries, Inc. and later ITT Corporation) on October 10, 1995. On the Restatement Date, ITT became the successor issuer to ITT Corporation pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended, and assumed, amended and restated this Plan as of such date.

17. Claims Procedures

A. Adverse Benefit Determinations
An Executive may contest the determination of eligibility and/or the administration of the benefits by completing and filing a written claim for reconsideration with the Compensation Committee (the “Plan Administrator”). If the Plan Administrator denies a claim in whole or in part, the Plan Administrator will provide notice to the Executive, in writing, within ninety (90) days after the claim is filed, unless the Plan Administrator determines that an extension of time for processing is required. In the event that the Plan Administrator determines that such an extension is required, written notice of the extension shall be furnished to the Executive prior to the termination of the initial ninety-day period. The extension shall not exceed a period of ninety (90) days from the end of the initial period of time and the extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the benefit decision. The Executive may not file a claim for benefits under the Plan more than one (1) year after the date of termination of employment with the Company.
The written notice of a denial of a claim shall set forth, in a manner calculated to be understood by the Executive:

1.	the specific reason or reasons for the denial;

2.	reference to the specific Plan provisions on which the denial is based;

3.	a description of any additional material or information necessary for the Executive to perfect the claim and an explanation as to why such information is necessary; and

4.
an explanation of the Plan’s claims procedure and the time limits applicable to such procedures, including a statement of the Executive’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal.

B. Appeal of Adverse Benefit Determinations
An Executive or his or her duly authorized representative shall have an opportunity to appeal a claim denial to the Plan Administrator for a full and fair review. The Executive or duly authorized representative may:

1.	request a review upon written notice to the Plan Administrator within sixty (60) days after receipt of a notice of the denial of a claim for benefits;

2.	submit written comments, documents, records, and other information relating to the claim for benefits; and

3.	examine the Plan and obtain, upon request and without charge, copies of all documents, records, and other information relevant to the claim for benefits.

The Plan Administrator’s review shall take into account all comments, documents, records, and other information submitted by the Executive relating to the claim, without regard to whether such information was submitted or considered by the Plan Administrator in the initial benefit determination. A determination on the review by the Plan Administrator will be made not later than sixty (60) days after receipt of a request for review, unless the Plan Administrator determines that an extension of time for processing is required. In the event that the Plan Administrator determines that such an extension is required, written notice of the extension shall be furnished to the Executive prior to the termination of the initial sixty-day period. The extension shall not exceed a period of sixty (60) days from the end of the initial period and the extension notice shall indicate the special circumstances requiring an extension of time and the date on which the Plan Administrator expects to render the determination on review. However, if the Plan Administrator holds regularly scheduled meetings at least quarterly, the Plan Administrator shall instead make a benefit determination no later than the date of the meeting of the Plan Administrator that immediately follows the Plan’s receipt of a request for review, unless the request for review is filed within 30 days preceding the date of such meeting. In such case, a benefit determination may be made by no later than the date of the second meeting following the Plan’s receipt of the request for review. If special circumstances require a further extension of time for processing, a benefit determination shall be rendered not later than the third meeting following the plan's receipt of the request for review. If such an extension of time for review is required because of special circumstances, the Plan Administrator shall provide the Executive with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension.
The written determination of the Plan Administrator shall set forth, in a manner calculated to be understood by the Executive:

1.	the specific reason or reasons for the decision;

2.	reference to the specific Plan provisions on which the decision is based;

3.	the Executive’s right to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and

4.	a statement of the Executive’s right to bring a civil action under Section 502(a) of ERISA.

No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures set forth above are exhausted and a final determination is made by the Plan Administrator. If any interested person challenges a decision of the Plan Administrator, a review by the court of law will be limited to the facts, evidence and issues presented to the Plan Administrator during the claims procedure set forth above. Facts and evidence that become known to an interested person after having exhausted the claims procedure must be brought to the attention of the Plan Administrator for reconsideration of the claims determination. Issues not raised with the Plan Administrator will be deemed waived.